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                                                      Exhibit 2.3

                     CONTRIBUTION AGREEMENT



     This Contribution Agreement ("Agreement"), made as of the 17th day of November, 1997 by and between

     HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership, having its principal office at 850 Clinton
     Square, Rochester, New York 14604, (herein called "Buyer"), and the individuals or entities listed on the attached Schedule
     A (herein collectively the "Contributors" and individually a "Contributor"), who have addresses as listed on the attached Schedule A.



                      W I T N E S S E T H:

     WHEREAS, the Contributors are all of the general partners of the Scotsdale Apartments, a Michigan co-partnership (the
"Partnership");

     WHEREAS, the Partnership owns a certain apartment complex and adjacent land located in the State of Michigan, all as more particularly described on Exhibit A;

     WHEREAS, the Contributors prior to Closing (as hereinafter defined) will cause the Partnership to convey one hundred percent of the fee interest in the Property (as hereinafter defined) to them in the percentages listed on the attached Schedule A to be held as tenants-in-common;

     WHEREAS, each of the Contributors wish to contribute their interest in the Property ("Property Interests") in exchange for cash or limited partnership interests in the Buyer;

          WHEREAS, Buyer desires to acquire the Property upon the happening of certain events;

          NOW, THEREFORE, in consideration, mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the parties hereby agree as follows:

1. REAL PROPERTY DESCRIPTION. The Real Property to be contributed by the Contributors consists of an apartment complex commonly known as Scotsdale Apartments, which includes 376 apartments (two of which are currently used as model apartments) (the " Project"), located in the City of Westland, State of Michigan, on land more particularly described on Exhibit A, attached hereto, together and including all buildings and other improvements thereon, including but not limited to, the 376 apartment units, and all rights in and to any and all streets, roads, highways, alleys, driveways, easements and rights-of-way appurtenant thereto (the foregoing are hereafter collectively referred to as the "Property").

2. OTHER ITEMS. The following items now in or on the Property, are included in this Agreement and shall become the property of Buyer at Closing (as hereafter defined):

     A    all heating, plumbing and lighting fixtures,

     B ranges, refrigerators and disposals (one of each for each apartment unit),



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     C    water heaters,

     D    any and all pools and pool equipment, bathroom fixtures,
     wall-to-wall carpeting, traverse rods, exhaust fans, hoods, signs, screens, maintenance building, model unit furniture, fences, carpeting and runners, cabinets, mirrors, shelving, any portable dishwashers, air conditioning units other than such units owned by tenants, mail boxes, office furniture, clubhouse facilities, and any and all related equipment in connection with the Property, and

     E    any fixtures appurtenant to the Property and any other
     furniture or equipment used in connection with the operation and maintenance of the Property, including any vehicles used in connection with the operation and maintenance of the Property (hereinafter with the items listed in A-D above, collectively, the "Other Items").

3.   PRICE AND MANNER OF PAYMENT.

     A. The purchase price for the contribution of the Property Interests shall be a total of Thirteen Million Six Hundred Thousand and no/100 ($13,600,000) (the "Consideration").
     The Consideration shall be payable as follows: to the holder of the Note that is secured by a mortgage on the Property in an amount sufficient to release the lien of that mortgage and to pay all amounts outstanding under the Note with the balance (the "Net Consideration") payable by (1) issuance of limited partnership units in the Buyer (the `Units") as described below; and (2) the balance, if any, at closing by wire transfer to an account or accounts designated by Jerome M. Keywell for distribution to the appropriate Contributors.

     B. Each of the Contributors shall have the right to elect to receive all or a portion of their portion of the Net Consideration in cash or in Units, provided however that only those Contributors who can establish that they are Accredited Investors under the securities laws may elect to receive Units. In the event that a Contributor elects to receive Units, the number of Units they will receive will be equal to their percentage share of the Net Consideration as set forth on the attached Schedule A divided by $25.25. The price of $25.25 a Unit shall prevail regardless of whatever the price of a share of the common stock of Home Properties of New York, Inc. ("HME") is on the Closing Date.

     C. No less than one business day prior to the Closing Date, each of the Contributors shall notify the Buyer as to their election to receive cash or Units.

     D. The initial distribution payable with respect to Units issued as part of the Consideration shall be made on the date on which HME pays the dividend to the holders of its common stock that relates to the earnings for the calendar quarter in which the Units were issued and shall be pro-rated such that the Contributors receiving Units shall receive a pro-rata distribution for the period from the date on which the Units were issued to and including the last day of the calendar quarter in which the Units were issued.

4. ADJUSTMENTS AT CLOSING. The following shall be adjusted and prorated between the Contributors and the Buyer at Closing as if the Buyer was the owner of the Property as of the Closing Date. At the option of the Contributors, any net adjustment in favor of the Contributors may be made in cash or Units.

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     A    current fiscal year real estate taxes,

     B    water charges,

     C    sewer charges,

     D security deposits pursuant to the leases, unless the security deposits are assigned to the Buyer,

     E    charges under the service contracts assumed by Buyer,

     F    laundry income;

     G any other charges incurred with respect to the Property which the Partnership or the Contributors are obligated to pay;

     H    Rents.

          (1) All rent payments collected as of the Closing Date for the month of Closing shall be prorated as between the parties as of the Closing Date.

          (2) All rent collected after Closing, for any period prior to Closing, shall belong to Contributors and, if paid to Buyer, Buyer shall promptly send such rent to the Contributors c/o Jerome M. Keywell.

          (3) All rent collected by the Contributors or the Partnership, prior to the Closing, for rental periods subsequent to Closing shall be paid to Buyer at Closing.

          (4) All rent collected by Buyer, the Partnership or the Contributors for rental periods after the Closing shall belong to Buyer and, if paid to the Contributors, the Contributors shall promptly send such rent to Buyer.

     Any error in the calculation of adjustments shall be corrected subsequent to Closing with appropriate credits to be given based upon corrected adjustments, provided, however, that the adjustments (except if errors are caused by misrepresentations) shall be final upon expiration of the sixtieth day after Closing.

5. COSTS. Buyer shall pay all recording fees, Buyer's attorneys' fees, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. The
     Contributors shall pay the transfer tax, if any, the costs of obtaining the Title Commitment (hereinafter defined) and title policy, attorneys' fees, if any, incurred by them in connection with this transaction, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property.

6.   EVIDENCE OF TITLE.   Contributors have already provided
     Buyer with evidence of title in the form of Ticor Title Policy Commitment No. 82-353839, a UCC search and survey pursuant to the prior Contribution Agreement of the parties dated September 16, 1997, which has been terminated. This
     Agreement replaces the terminated agreement. Buyer acknowledges that the Ticor Commitment, the UCC search and the survey received by the Buyer pursuant to the terminated agreement are, subject to the exceptions provided

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     below,  accepted, and that Buyer has no objection to the
     disclosures made in the Ticor Commitment, the UCC search and the survey, except Contributors shall cause the financing statement reflected on the UCC Search and the Reilly Mortgage documents reflected in the Ticor Commitment to be terminated as of the Closing Date. As promptly after closing as possible, Contributors, at their expense, (except, for any special endorsements that Buyer may want) shall have delivered to Buyer a final Ticor Title Policy showing marketable title as of the date of closing.

7. TITLE DOCUMENTS. At the time of Closing, each of the Contributors shall deliver to Buyer the following:

     A.        A warranty deed;

     B.        A Bill of Sale;

     C. A current rent roll ("Rent Roll") certified, as of the date of Closing, which shall include a correct list of all tenants, all rental obligations of each tenant with respect to the Property and all security deposits (with any interest due to the tenants);

     D. The Assignment attached hereto as Exhibit B. In lieu of an assignment of the security deposits, the Contributors may provide Buyer with a credit at Closing for all security deposits held by Contributors with respect to all leases encumbering the Property.

8. AS-IS SALE. Buyer affirms that it has thoroughly inspected the physical condition of the Project and all financial information and data pertaining to the operation of the Project. Buyer acknowledges that it is satisfied with its findings and that, except as specifically provided in the Agreement, Contributors have made no representations or warranties with respect to the financial operation of the Project or its physical condition, and that the Buyer takes the Project at closing in its as-is condition.

9. CLOSING DATE. The closing shall take place by mail and wire transfer on November 26, 1997 (the "Closing Date"), time being of the essence.

10. POSSESSION. Buyer shall have possession and occupancy of the Property from and after the date of delivery of the deed.

11. BROKER'S COMMISSION. Buyer and the Contributors represent to each other that the only broker employed in connection with this transaction is the Dietz Organization and the Contributors hereby agree to pay any and all commission due to that broker. The Contributors and Buyer each represent to the other that there are no other fees or commissions due as a result of their employment of any Broker. The Contributors and Buyer each agree to indemnify the other for any and all claims and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any other broker by the indemnifying party. This representation and indemnity shall survive the Closing.

12. RISK OF LOSS. The risk of loss or damage to all or part of the Property by fire or other casualty or by taking by eminent domain, until Closing, shall be assumed by the Contributors and upon the happening of such event, Buyer shall have the election of terminating this Agreement without further liability hereunder, or of completing this

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     purchase and receiving the Contributors; share of insurance monies, collectible for such loss or damage, or the award for such taking by eminent domain.

13.  CONDITIONS PRECEDENT.

     A    It shall be a condition to Buyer's obligation to close that there are at Closing 376 apartment units (including 2 model apartments), which are all in compliance with federal, state, county or local laws, ordinances, rules and regulations;

     B    It shall be a condition to Buyer's obligation to close
     that on or before the Closing Date, all management agreements relating to the Property shall have been terminated.

     C    It shall be a condition to Buyer's obligation to close that on the Closing Date it shall acquire 100% of the fee interest in the Property.

     It is understood that the contingencies set forth herein are for Buyer's benefit and may be waived by Buyer at any time. If the above contingencies are not satisfied or waived by the Buyer, the Buyer shall have the right to terminate this Agreement by written notice to the Contributors. In the event of such a termination, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement,

14. ASSIGNMENT. This Agreement, and all or any portion of the rights of Buyer hereunder, may not be assigned by Buyer without the prior written consent of the Contributors, which shall not be unreasonably withheld.

15. NOTICE. All notices given pursuant to any provisions of this Agreement shall be in writing and shall be effective only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by a national over-night carrier, or by telecopy with confirmation of receipt to the addresses set forth below:

     To the Contributors:     c/o Jerome M. Keywell
                              60 1/2 Grantour Court
                              Pontiac,  Michigan 48340
                              Telecopy No: (248) 373-5503

     To Buyer:                HOME PROPERTIES OF NEW YORK, L.P.
                              Attn:  Norman Leenhouts, Chairman
                              850 Clinton Square
                              Rochester, New York  14604
                              Telecopy No.: (716) 546-5433

16. PLANS. The Contributors have provided Buyer with all plans and architectural drawings in their possession for the improvements completed at the Properties, including, without limitation, all "as-built" plans in their possession and the Contributors further agree that they will endeavor to turn over the same to Buyer at the Seller's office or at the Property during the Due Diligence Period.

17. APPLICABLE LAW. This Agreement shall be construed and governed in accordance with the laws of the State of Michigan.

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18.  ENTIRE AGREEMENT.  This Agreement shall constitute the entire agreement between the parties, and any and all prior understandings or agreements, whether written or oral, are hereby merged into this Agreement. This Agreement cannot be modified except by a written instrument signed by the parties hereto.

19. BINDING AGREEMENT. This Agreement shall not be binding or effective until properly executed by Buyer and the Contributors.

20. CONFIDENTIALITY. By execution of this Agreement and except as otherwise provided herein, prior to the Closing each of the Contributors and Buyer agree to keep any and all information with respect to the transactions contemplated by this Agreement strictly confidential, and will not disclose any such information, without the other's prior written consent. Buyer may disclose the existence of this Agreement to the extent necessary to conduct its due diligence with respect to the Property.

21.  CONTRIBUTOR COVENANTS.

          A. The Contributors will provide, or cause to be provided, a signed representation letter substantially in the form attached hereto as Exhibit C. The Contributors will provide access by Buyer's representatives, to all financial and other information relating to the Property as is sufficient to enable them to prepare audited financial statements, at Buyer's expense, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission.

          B. Prior to the Closing Date, the Contributors shall continue to operate the Property in a commercially reasonable manner with standards and procedures of no less quality than those currently in place.

22.  BUYER COVENANTS.

     A. After Closing, any Contributor shall have the right to convert Units into cash or one-for-one shares of common stock of Home Properties of New York, Inc. (HME) as provided in Section 6.08 of the Second Amended and Restated Agreement of Limited Partnership of Buyer dated September 23, 1997 (the "Limited Partnership Agreement"), which is hereby incorporated by reference.

     B. Buyer commits itself to perform the terms and conditions of the Registration Rights Agreement, in the form of Exhibit D attached hereto.

     C. Within 30 days of the Closing Date, the Buyer agrees to file a registration statement (the "Registration Statement") with the Commission registering the resale of the shares of common stock of HME into which the Units may be converted and to use reasonable commercial efforts to have the registration promptly thereafter declared effective by the Commission. In the event that the Buyer has not filed the Registration Statement within 30 days of the Closing Date, then for and with respect to each day after that 30th day and prior to the date on which the Registration Statement is filed with the Commission, the Buyer shall pay to the Contributors in the aggregate the sum of $2,000 per diem.

     D. Prior to the Closing Date, the Buyer agrees to amend the first sentence of paragraph (a) of Section 6.08 of the Partnership Agreement to read as follows:



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               "Subject to Section 6.08(c) hereof, until such
          time as is within 30 days of any dissolution of the Partnership under subparagraph (i) or (ii) of Section 7.01(a) hereof, each Limited Partner (other than the General Partner or the QRS, if the General Partner or the QRS is also a Limited Partner) shall have the right (the "Purchase Right") to require the Partnership to purchase on the Specified Purchase Date all or a portion of the Units held by such Limited Partner at a price equal to and in the form of the Cash Amount to be paid by the Partnership."

          E. For a period of five years after the Closing Date, the Buyer shall not sell, exchange, transfer or otherwise dispose of the Project unless done as a tax free exchange.

22. EMPLOYEES. The Buyer agrees that for a period of 60 days following the Closing, it shall not terminate the employment of any person currently employed at the Property, except for good cause.

     IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the day and date first above written.

          HOME PROPERTIES OF NEW YORK, L.P.

          By:       Home Properties of New York, Inc.
                    General Partner

          By:       /s/ Amy L. Tait
                    ------------------------------
                    Amy L. Tait


          Title:    Executive Vice President



          CONTRIBUTORS:



          /s/ Jerome M. Keywell
          ------------------------------
          Jerome M. Keywell, by power of attorney on behalf of Kopel I. Kahn, Co-Trustee under Trust Agreement of Estelle Kahn, dated 10/30/84, as amended, Susan Kahn Sovel, Co-Trustee under Trust Agreement of Estelle Kahn, dated 10/30/84, as amended, Alyssa K. Mertz, Co-Trustee under Trust Agreement of Estelle Kahn, dated 10/30/84, as amended, Kopel I. Kahn, Trustee under Kopel I. Kahn Trust Agreement, dated 10/30/84, as amended, Jerome M. Keywell, Trustee under Jerome M. Keywell Agreement of Trust, dated 6/26/92, as amended, Rita Keywell, Trustee under Rita Keywell Agreement of Trust, dated 6/26/92, as amended, Ethel Levant, Co-Trustee of the J. Phillip Levant Trust Agreement, dated 1/5/88, as amended, Julian M. Levant, Co-Trustee of the
          J. Phillip Levant Trust Agreement, dated 1/5/88, as amended, Ethel Levant, Trustee under Ethel Levant Revocable Trust Agreement, dated 1/5/88, as amended


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